EXHIBIT 99.1

Exponent Reports Third Quarter 2015 Results

MENLO PARK, Calif., Oct. 21, 2015 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the third quarter and nine months ended October 2, 2015.

For the third quarter of 2015, revenues before reimbursements increased to $74,503,000 from $74,264,000 in the third quarter of 2014. Total revenues increased to $78,994,000 from $78,557,000 in the same period one year ago.

Net income for the third quarter increased 6% to $11,719,000 from $11,040,000 in the third quarter of 2014. Earnings per diluted share increased to $0.43 as compared to $0.40 in the same quarter last year. EBITDA1 increased 2% to $20,055,000 as compared to $19,688,000 in the same period one year ago.

For the first nine months of 2015, revenues before reimbursements increased 3% to $225,916,000 from $219,562,000 in the first nine months of 2014. Total revenues increased 3% to $239,151,000 from $231,093,000 in the same period one year ago.

Net income for the first nine months of 2015 increased 7% to $33,749,000 from $31,458,000 in the first nine months of 2014. Earnings per diluted share increased to $1.23, as compared to $1.13 in the same period of last year. EBITDA1 increased 5% to $59,055,000 as compared to $56,000,000 in the same period one year ago.

Year to date 2015, Exponent generated $34.3 million in cash from operating activities, repurchased $19.8 million of common stock and paid dividends of $11.8 million. The Company closed the quarter with $151.3 million in cash, cash equivalents and short-term investments.

In a separate release today, Exponent announced that its Board of Directors has authorized an additional $35 million in share repurchases, increasing the Company's current authorization to approximately $50 million. Exponent also announced its quarterly cash dividend of $0.15 to be distributed on December 18, 2015 and its intent to continue to pay quarterly dividends.

"We are pleased to have continued our solid growth of the bottom line in the third quarter, especially considering the impact of a major project wrapping up and a decline in defense technology development, which we previously articulated," commented Dr. Paul Johnston, President and CEO. "During the third quarter, we experienced good demand in both our proactive and reactive services and saw notable performance from our materials, polymer science, biomedical, and vehicle engineering practices, as well as our infrastructure group."

"Year to date, our underlying growth has been in the high single digits but has been offset by a significant decline in defense work and the end of a major project. Based on our year to date results, we are reiterating our expectations for the growth of revenues before reimbursements to be in the low single digits for fiscal year 2015. We expect EBITDA1 margin to be essentially flat with the 25% we achieved in 2014, a slight improvement to our prior outlook."

"Exponent continues to be called upon to investigate the most significant accidents and to support critical programs for companies globally. We are optimistic about our ability to leverage our strong market position for reactive service to grow our client relationships into design consulting, risk management and regulatory support," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Wednesday, October 21, 2015, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (888) 427-9411 or (719) 325-2484. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 203-1112 or (719) 457-0820, and entering passcode 586851#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. The Private Securities Litigation Reform Act of 1995 subject to the safe harbor creates such forward-looking statements. When used in this document and in the documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended October 2, 2015 and October 3, 2014
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2015	2014	2015	2014

Revenues
Revenues before reimbursements	$ 74,503	$ 74,264	$ 225,916	$ 219,562
Reimbursements	4,491	4,293	13,235	11,531

Revenues	78,994	78,557	239,151	231,093

Operating expenses
Compensation and related expenses	42,853	43,948	139,745	138,855
Other operating expenses	6,766	6,715	19,979	19,482
Reimbursable expenses	4,491	4,293	13,235	11,531
General and administrative expenses	3,963	4,363	11,538	11,809

	58,073	59,319	184,497	181,677

Operating income	20,921	19,238	54,654	49,416

Other income (expense), net
Interest income, net	47	33	115	117
Miscellaneous income, net	(2,195)	(896)	367	2,605
	(2,148)	(863)	482	2,722

Income before income taxes	18,773	18,375	55,136	52,138

Income taxes	7,054	7,335	21,387	20,680

Net income	$ 11,719	$ 11,040	$ 33,749	$ 31,458

Net income per share:
Basic	$ 0.44	$ 0.41	$ 1.27	$ 1.16
Diluted	$ 0.43	$ 0.40	$ 1.23	$ 1.13

Shares used in per share computations:
Basic	26,597	26,938	26,644	27,018
Diluted	27,268	27,648	27,350	27,778

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
October 2, 2015 and January 2, 2015
(unaudited)
(in thousands)

	October 2,	January 2,
	2015	2015
Assets
Current assets:
Cash and cash equivalents	$ 124,457	$ 129,490
Short-term investments	26,837	24,913
Accounts receivable, net	94,168	86,368
Prepaid expenses and other assets	12,884	14,727
Deferred income taxes	11,112	11,002
Total current assets	269,458	266,500
Property, equipment and leasehold improvements, net	29,390	28,264
Goodwill	8,607	8,607
Other assets	61,526	61,928
	$ 368,981	$ 365,299

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 8,945	$ 8,935
Accrued payroll and employee benefits	54,726	62,184
Deferred revenues	5,892	8,226
Total current liabilities	69,563	79,345
Other liabilities	40,650	39,607
Deferred rent	1,979	2,059
Total liabilities	112,192	121,011

Stockholders' equity:
Common stock	33	33
Additional paid-in capital	177,129	160,208
Accumulated other comprehensive (loss)/income	(1,443)	(904)
Retained earnings	263,417	246,961
Treasury stock, at cost	(182,347)	(162,010)
Total stockholders' equity	256,789	244,288
	$ 368,981	$ 365,299

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended October 2, 2015 and October 3, 2014
(unaudited)
(in thousands)

	Quarter Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2015	2014	2015	2014

Net Income	$ 11,719	$ 11,040	$ 33,749	$ 31,458

Add back (subtract):

Income taxes	7,054	7,335	21,387	20,680
Interest income, net	(47)	(33)	(115)	(117)
Depreciation and amortization	1,329	1,346	4,034	3,979

EBITDA (1)	20,055	19,688	59,055	56,000

Stock-based compensation	2,634	2,710	10,536	10,585

EBITDAS (1)	$ 22,689	$ 22,398	$ 69,591	$ 66,585

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.